Exhibit 10.12
COOPER INDUSTRIES
MANAGEMENT INCENTIVE COMPENSATION
DEFERRAL PLAN
POST-2004 PART
(Effective January 1, 2005)
Background
     In order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and rulings thereunder (collectively, “Section 409A”) and to facilitate administration of deferrals under Section 409A, the Cooper Industries Management Incentive Compensation Deferral Plan has been bifurcated into pre-409A and post-2004 parts.
     The terms of the Cooper Industries Management Incentive Compensation Deferral Plan as in effect on October 3, 2004 (“Pre-409A Part”), have been frozen and shall not be modified except as permitted under Section 409A so as to preserve the grandfathered status of deferrals and related earnings thereunder. Deferrals retained under the Pre-409A Part are those employee deferrals that were earned and vested as of December 31, 2004, and income attributable to such grandfathered deferrals.
     The terms of the Cooper Industries Management Incentive Compensation Deferral Plan, as amended and restated effective January 1, 2005, for compliance with Section 409A shall constitute the “Post-2004 Part.” Deferrals that were earned or vested after December 31, 2004, including those for Award Years 2004, 2005, 2006, and 2007, although technically made under the Pre-409A Part, were made and administered in good faith in accordance with the requirements of Section 409A. Such non-grandfathered deferrals and related earnings have been transferred to, and have become part of, Accounts under the Post-2004 Part. Deferrals of Participants for Award Year 2008 and later Award Years shall be made under the Post-2004 Part.
     The Pre-409A Part and the Post-2004 Part shall together constitute the Cooper Industries Management Incentive Compensation Deferral Plan (“Plan”).
ARTICLE 1
Purposes of the Plan
     The Plan is intended to provide a method for attracting and retaining key employees of Cooper Industries, Ltd. (the “Company”) and its subsidiaries, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders.

ARTICLE II
Definitions
     The following are defined terms wherever they appear in this Post-2004 Part:
     “Account” shall mean the bookkeeping account established for a Participant or former Participant under Article 4.
     “Affiliate” shall mean all employers, present and future, with whom the Company is considered a single employer under Sections 414(b) and 414(c) of the Code.
     “Award Year” shall mean the initial calendar year beginning January 1, 2004, and each calendar year thereafter, for which an Incentive Award would become payable in one lump sum in the calendar year immediately following the Award Year. The term “Award Year” shall not be changed to a period that is not the calendar year unless appropriate changes are made to the Post-2004 Part, including those dealing with Participant elections, to conform with the requirements of Section 409A.
     “Change in Control” shall mean a change in control in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Committee” shall mean a committee of not less than three directors of the Company who shall be appointed by and serve at the pleasure of the Board of Directors of the Company to administer the Plan, including the Post-2004 Part.
     “Company” shall mean Cooper Industries, Ltd.
     “Deduction Limitation” shall mean, to the extent allowed under Section 409A, the following described limitation on a distribution that is otherwise payable pursuant to the provisions of the Post-2004 Part. If the Company determines in good faith that there is a reasonable likelihood that a distribution under the Post-2004 Part would not be deductible by the Company when paid solely by reason of the limitation under Section 162(m) of the Code, the Company may defer that amount of the distribution to the extent deemed necessary to ensure deductibility; provided, however, that the Deduction Limitation shall not be applied to any distributions made after a Change in Control and provided further that the amounts deferred (and amounts credited thereon) because of Section 162(m) shall be distributed to the Participant (or designated beneficiary in the event of the Participant’s death) at the earlier of (i) the earliest possible date that they are deductible or (ii) a Change in Control. Any amounts deferred pursuant to the Deduction Limitation shall continue to be credited with interest equivalents in accordance with Section 4(b).
     “Deferred Compensation” shall mean, for any particular Award Year, an Incentive Award that has been deferred for that Award Year pursuant to the terms of the Post-2004 Part and the interest equivalents related to such Incentive Award. Deferred Compensation shall include Incentive Awards deferred for Award Years 2004, 2005, 2006, and 2007, which were administered in good faith pursuant to the transitional rules of Section 409A.
     “Employee” shall mean an individual carried on and paid through the payroll of the Company or an Affiliate as an employee.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Incentive Award” shall mean, for any particular Award Year, the annual incentive compensation or bonus awarded to Employees under the Cooper Industries Annual Management Incentive Plan or another annual bonus plan for key Employees of the Company or an Affiliate and payable (or otherwise payable but for deferral under the Post-2004 Part) on or before March 15 of the immediately succeeding calendar year (or any other later time during such calendar year specified in the Cooper Industries Annual Management Incentive Plan or other bonus plan).
     “Participant” shall mean each Employee who participates in the Post-2004 Part in accordance with its terms and conditions. To the extent required by the context, a Participant shall include an inactive or former Participant.
     “Performance-Based Compensation” shall mean compensation that is not equity-based compensation and that is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months in which Participants perform services. Performance criteria shall be established in writing not later than ninety (90) days after the commencement of the period of service to which the criteria relate. Compensation shall not be Performance-Based Compensation if any amount or portion will be paid regardless of performance or is based upon a level of performance that is substantially certain to be met at the time the criteria are established.
     “Plan” shall mean the Cooper Industries Management Incentive Compensation Deferral Plan, which, effective January 1, 2005, consists of the Pre-409A Part and the Post-2004 Part.
     “Post-2004 Part” shall mean the terms of the Cooper Industries Management Incentive Compensation Deferral Plan, as amended and restated, effective January 1, 2005, for compliance with Section 409A, and as amended from time to time.
     “Pre-409A Part” shall mean Cooper Industries Management Incentive Compensation Deferral Plan, as in effect on October 3, 2004.
     “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and rulings thereunder.
     “Separation from Service” shall mean the termination of employment of an Employee with the Company and all Affiliates for any reason other than death; provided, however, that a Company-approved leave of absence shall not be considered a termination of employment if the leave does not exceed six (6) months or, if longer, so long as the Employee’s right to reemployment is provided either by statute or by contract. Whether an Employee has incurred a Separation from Service shall be determined in accordance with Section 409A.

ARTICLE 2
Administration of the Plan
     The Plan shall be administered by the Committee. Members of the Committee shall not be eligible, and shall not have been eligible at any time within one year prior to their appointment to the Committee, to participate in the Plan. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee shall be final. All expenses incurred in connection with the administration of the Plan shall be borne by the Company.
ARTICLE 3
Participation in the Plan
     (a) Eligible Class. All key Employees of the Company and its Affiliates who are eligible to earn an Incentive Award during a calendar year shall be within the class of employees eligible to participate in the Post-2004 Part with respect to that Incentive Award. The Plan, including the Post-2004 Part, is intended to benefit only a select group of executive management and highly compensated executive employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.
     (b) Eligible Employees. Employees eligible to participate in the Plan shall be those Employees within the eligible class described in paragraph (a) above who either are officers of the Company or who have been selected for eligibility by the Chief Executive Officer of the Company.
     (c) Election to Participate. An eligible Employee may elect to become a Participant with respect to the Incentive Award to be earned by such Employee during any Award Year by filing an election to defer the receipt of a portion or all of such Employee’s Incentive Award for that Award Year in the form specified by the Committee within the time permitted for making elections. Subject to the terms of the Post-2004 Part, the election shall specify the amount to be deferred for the Award Year, the date or dates for payment, and the form of payment.
     (d) Terms of Initial Election. A Participant shall elect the amount of an Incentive Award to be deferred for the Award Year, which may be (i) an integral percentage from 1% to 100%, (ii) a certain dollar amount or (iii) the amount in excess of a certain dollar amount of the Participant’s Incentive Award for the Award Year. A Participant shall also elect the time and form of payment of Deferred Compensation at the time the election to defer an Incentive Award is made.
     Subject to the “Deduction Limitation,” a Participant may elect (x) a single lump sum payment or (y) a series of substantially equal installments over a period certain of up to fifteen (15) years; provided that, if payment in installments is elected by a Participant, the number of such installments shall be automatically reduced (at the time payment of the Participant’s Account commences), if necessary, to the largest number of installments that will result in an annual payment to such Participant of $25,000 or more. If Deferred Compensation is payable in installments, the amount of each such installment shall be equal to a fraction of the amount of the

Account remaining to be paid with respect to the Deferred Compensation for that Award Year, the numerator of which is one and the denominator of which is the number of installments of the Deferred Compensation for that Award Year remaining to be paid. The installments of the Deferred Compensation remaining to be paid shall continue to earn interest equivalents as provided in Section 4(b).
     Subject to the terms of the Post-2004 Part, the election shall specify the calendar year in which the payment of the Deferred Compensation for that Award Year shall be made or shall commence. Subject to any limitations imposed by the Committee and/or Section 409A, the specified calendar year may be a calendar year during the Participant’s active employment; the earlier or later of the calendar year in which a Participant incurs a Separation from Service or attains a specified age; or the earliest of the Participant’s death, Separation from Service, a specified calendar year, or a Change in Control; provided that, notwithstanding anything in the Post-2004 Part to the contrary, no payment upon a Separation from Service shall be made until the first day of the seventh (7th) month following a Participant’s Separation from Service.
     (e) Time of Making Initial Elections.
     (i) Non-Performance-Based Compensation. An election by a Participant to defer all or a portion of an Incentive Award that is not Performance-Based Compensation shall be made not later than the December 31 immediately preceding the Award Year for which the election is made. Such election shall be irrevocable as of the end of the December 31 immediately prior to the Award Year for which it is made.
     (ii) Performance-Based Compensation. An election by a Participant to defer all or a portion of an Incentive Award that is Performance-Based Compensation and that relates to services to be performed in the Award Year shall be made not later than the June 30 of the applicable Award Year; provided that the Participant has continuously performed services from a date no later than ninety (90) days after the commencement of the performance period through a date no earlier than the date on which the deferral election is made and provided, further that, in no event shall such election be made after such Incentive Award has become both substantially certain to be paid and readily ascertainable. Such election shall be irrevocable as of the end of each June 30 with respect to an Incentive Award payable with respect to services to be performed in the Award Year for which the election has been made.
     (iii) New Hires and Promotions. Notwithstanding Sections 3(e)(i) and (e)(ii), in the first Award Year in which an Employee becomes eligible to participate in the Plan (taking into consideration eligibility under all other nonqualified account balance plans of the Company, as well as such plans of any Affiliate required to be aggregated with the Plan under Section 409A in determining whether such Award Year is in fact the first year of eligibility under a “plan” that includes the Plan), such Employee may make an irrevocable initial deferral election within thirty (30) days of becoming first eligible with respect to that portion of an Incentive Award that relates to services to be performed subsequent to the election and ending on December 31 of that Award Year; provided that the maximum portion of such Incentive Award that can be deferred under the Post-2004 Part shall be the total Incentive Award for the Award Year multiplied by the ratio of the number of days remaining in the Award Year over the total number of days in the Award Year.
     (f) Annual Elections. A deferral election made by a Participant (i) shall be irrevocable for the Award Year to which it applies and (ii) shall not remain in effect for future Award Years. Each Participant shall be required to make a separate election for each Award Year in which the Participant participates in this Plan.
     (g) Subsequent Election as to Time and Form of Payment. Subject to acceptance by the Committee and the Deduction Limitation, a Participant may elect to delay payment or to change the form of payment previously elected if all the following conditions are met:
     (i) Such election shall not take effect until at least twelve (12) months after the date on which the election is made; and
     (ii) The payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise be made; and
     (iii) Any election for a “specified time (or pursuant to a fixed schedule),” within the meaning of Section 409A, shall not be made less than twelve (12) months prior to the date of the first scheduled payment.
To the extent permitted under Section 409A, payments previously elected as installments shall be treated as a right to a series of separate payments.
     (h) Special Election. On or before December 31, 2008, a Participant may make an election to change the time and form of payment of that portion of his Account credited for Award Years 2004, 2005, 2006, 2007, and 2008; provided that:
     (i) The requirements for transition relief under Section 409A are met, including the requirements that no amount subject to the election shall otherwise be payable in 2008 and that the election shall not cause an amount to be paid in 2008 that would not otherwise be payable in such year; and
     (ii) The special election shall be subject to Article 5 and the Deduction Limitation.

ARTICLE 4
Crediting of Deferred Compensation to Accounts
     (a) Establishment of Accounts. There shall be established for each Participant an Account. An Account shall also be established for any participant or former participant in the Pre-409A Part with undistributed deferrals under the Pre-409A Part not eligible for grandfathered treatment under Section 409A.
     The Account of a Participant, as well as any participant or former participant in the Pre-409A Part, shall be credited with that portion, if any, of his undistributed account balance under the Pre-409A Part not eligible for grandfathered treatment under Section 409A, as well as Deferred Compensation related to Award Years 2005 and 2006, and a corresponding debit shall be made to the applicable account balance under the Pre-409A Part.
     Deferred Compensation attributable to Participant deferral elections shall be allocated to a Participant’s Account at the time that the Incentive Award would otherwise have been paid to such Participant had no election to defer been made. Participant’s Accounts shall be credited with interest equivalents as provided in Section 4(b).
     To facilitate the operation of the Plan, the Committee may direct the establishment and maintenance of subaccounts within a Participant’s Account. Accounts shall continue to be maintained until paid out pursuant to the terms of the Post-2004 Part.
     (b) Crediting of Interest Equivalents. Each calendar year, the Committee shall credit Accounts with interest equivalents equal to simple interest, at a rate of interest equal to the average of the Chase Manhattan Bank Average Quarterly Prime Rates for the preceding calendar year, on the value (including any interest previously credited pursuant to this paragraph) of a Participant’s Account as of the valuation date in the prior calendar year.
ARTICLE 5
Payment of Deferred Compensation Amounts
     (a) Payment Generally. Subject to the Deduction Limitation and except as otherwise provided in this Article 5, the Deferred Compensation credited to a Participant’s Account with respect to an Award Year shall be paid in cash to the Participant pursuant to his deferral election.
     Notwithstanding a Participant’s election, subject to Section 409A, if the Deferred Compensation credited to a Participant’s Account at the earliest of death or Separation from Service is equal to or less than $15,000 (taking into consideration the Pre-409A Part and all other nonqualified account balance plans of the Company and any Affiliate required to be aggregated with the Account in determining permissible cash outs under Section 409A), the Participant’s Account shall be paid in a single sum; provided that the Deduction Limitation shall apply.
     Notwithstanding any other provision of the Post-2004 Part, no payment upon a Separation from Service shall be made until the expiration of six months following a Participant’s Separation from Service (the “Six-Month Delay”) and such payments shall commence on the first March 15th, June 15th, September 15th, or December 15th following the expiration of such six month period. If installments are elected and effective, the second installment and any other subsequent installments shall be paid on the anniversary of the first installment.
     If a Participant elects to receive payment over a period certain (and not upon Separation from Service), the Participant may choose payment to begin on a particular March 15th, June 15th, September 15th, or December 15th, and, if installments are elected and effective, the second installment and any other subsequent installments shall be paid on the anniversary of the first installment.
     (b) Simultaneous Payments. It is recognized that the payment of Deferred Compensation with respect to more than one Award Year may become payable to the Participant in the same year.
     (c) Unforeseeable Emergency. Upon the written request of a Participant and the showing of an Unforeseeable Emergency, the Committee may, within thirty (30) days of its determination that such an emergency exists, direct that an amount of such Participant’s Account be paid to him. The amount that can be paid shall not exceed the amount necessary to satisfy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated because of such distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation would not itself cause severe financial hardship).
     For purposes of this Section 5(c), “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Internal Revenue Code); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home by natural disaster not otherwise covered by insurance); or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Except as otherwise permitted under Section 409A, the purchase of a home is not an Unforeseeable Emergency, nor is payment of college tuition.
     (d) Section 409A Violation. If the Plan fails to meet the requirements of Section 409A with respect to a Participant, the Committee will distribute the amount required to be included in such Participant’s gross income as a result of such failure.
     (e) Change in Control. Unless the Committee has permitted Participants to make initial elections as to distributions upon a Change in Control, the Committee shall direct upon a Change in Control that all remaining Deferred Compensation then credited to Participants’ Accounts shall be distributed to such Participants in a lump sum cash payment within ten (10) days after the Change in Control.
     (f) Death of Participant. Any undistributed Deferred Compensation credited to a Participant’s Account at his death shall be paid in a lump sum within ninety (90) days of death provided that, if such ninety-day period begins in one taxable year and ends in another taxable year, neither Participant’s estate nor any beneficiary of Participant’s Account may choose in which taxable year such lump sum will be paid. A Participant, by written instrument filed with the Committee in such manner and form as it may prescribe, may designate one or more beneficiaries to receive payment of the Participant’s Deferred Compensation in the event of his death. Any such beneficiary designation may be changed from time to time prior to the death of the Participant. If no beneficiary designation is in effect at a Participant’s death, payment shall be made to his estate.
     (g) No Forfeiture. Deferred Compensation credited to a Participant’s Account shall, in all cases, be nonforfeitable.
     (h) Debiting of Accounts. Once an amount of Deferred Compensation has been paid, such amount shall be debited from the Participant’s Account and shall cease to exist.
     (i) No Acceleration. Except as permitted under Section 409A, no acceleration of the time or form of payment of a Participant’s Account shall be permitted.
ARTICLE 6
Prohibition Against Assignment or Encumbrance
     No right, title, interest or benefit under the Plan shall ever be liable for or charged with any of the torts or obligations of a Participant or any person claiming under a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant or any person claiming under a Participant shall have the power to anticipate or dispose of any right, title, interest, or benefit under the Post-2004 Part in any manner until the same shall have been actually distributed free and clear of the terms of the Post-2004 Part.
ARTICLE 7
Nature of the Plan
     The Company at its election may fund the payment of Deferred Compensation under all or a portion of the Plan, including the Post-2004 Part, by setting aside and investing, in an account on the Company’s books, such funds as the Company may from time to time determine. Neither the establishment of the Plan, the crediting of Deferred Compensation, nor the setting aside of any funds shall be deemed to create a trust. Legal and equitable title to any funds set aside pursuant to the Plan shall remain in the Company, and no Participant shall have any security or other interest in such funds. Any funds so set aside or acquired shall remain subject to the claims of the creditors, present and future, of the Company and, to the extent required by the Code or other applicable law, of the Affiliates employing Participants in the Plan.
ARTICLE 8
Employment Relationship
     Subject to the requirements of Section 409A, a Participant shall be considered to be in the employment of the Company as long as he remains an employee of the Company or of any Affiliate, including any corporation to which substantially all of the assets and business of the Company are transferred.

     Nothing in the adoption of the Plan nor the crediting of Deferred Compensation shall confer on any Participant the right to continued employment by the Company or any Affiliate, or affect in any way the right of the Company or any Affiliate to terminate his employment at any time. Any question as to whether and when there has been a termination of a Participant’s employment (whether or not such termination constitutes a Separation from Service) for purposes other than Plan distributions, and the cause of such termination shall be determined by the Committee, and its determination shall be final.
ARTICLE 9
Effective Date, Amendment and Termination of Plan
     The Post-2004 Part shall be effective as of January 1, 2005. The Committee or the Board of Directors of the Company may amend, modify, suspend, or terminate (individually or in the aggregate, a “Change”) the Post-2004 Part for any purpose except that: (i) neither the Committee nor the Board of Directors of the Company shall make any Change which would impair the rights of a Participant with respect to Deferred Compensation theretofore credited to that Participant’s Account; and (ii) following a Change in Control, the terms and conditions of deferrals under the Post-2004 Part may not be changed to the detriment of any Participant without such Participant’s written consent. If not sooner terminated under the provisions of the Post-2004 Part, the Post-2004 Part shall terminate as of the date on which all Deferred Compensation theretofore credited to Accounts has been paid.
ARTICLE 10
Laws Governing
     The Post-2004 Part shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to its conflict of law provisions, and applicable federal law.
ARTICLE 11
Miscellaneous
     (a) Tax Withholding. The Company and/or an employing Affiliate (and any agent of the Company or such Affiliate) is authorized to withhold from any payment under the Post-2004 Part the amount of withholding taxes due, in the opinion of the Company and/or Affiliate, in respect of such payment and to take any other action as may be necessary, in the opinion of the Company and/or Affiliate, to satisfy all obligations for the payment of such taxes. Any employee taxes due upon deferrals may be deducted, in accordance with Section 409A, from Participant’s Account.
     (b) Section 409A. Although the Company shall use its best efforts to avoid the imposition of taxation, penalties, and/or interest under Section 409A, tax treatment of deferrals and other credits under the Plan (whether the Pre-409A Part or the Post-2004 Part) is not warranted or guaranteed. No liability shall attach to the Company, any Affiliate, the Committee, the Board of Directors of the Company, or any delegatee for any taxes, penalties, interest, or other monetary amounts owed by any Participant, Employee, beneficiary, or other person as a result of the deferral or payment of any amounts under the Plan (whether the Pre-409A Part or the Post-2004 Part) or as a result of the administration of amounts subject to the Plan (whether the Pre-409A Part or the Post-2004 Part).
     (c) Claims Procedures. Generally payments will be made under the Post-2004 Part without the necessity of filing a claim. An employee, Participant, beneficiary, or other person who believes he is entitled to a benefit under the Post-2004 Part (hereinafter referred to as the “Claimant”) may file a written claim with the Committee. A claim must state with specificity the determination desired by the Claimant.
     The Committee shall consider the Claimant’s claim within a reasonable time, but no later than ninety (90) days of receipt of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, the Committee shall notify the Claimant in writing of the extension before the end of the initial ninety (90)-day period and the written notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to make a decision. The extension of time shall not exceed ninety (90) days from the end of the initial ninety (90)-day period.
     The Committee shall notify the Claimant (in writing or electronically) that a determination has been made and that the claim is either allowed in full or denied in whole or in part. If the claim is denied in whole or in part, the Committee shall notify (in writing or electronically) such Claimant or an authorized representative of the Claimant, as applicable, of any adverse benefit determination within ninety (90) days of receipt of the claim. Any adverse benefit determination notice shall describe the specific reason or reasons for the denial, refer to the specific Plan provisions on which the determination was based, describe any additional material or information necessary for the Claimant to perfect his claim and explain why that material or information is necessary, describe the Plan’s review procedures and the time limits applicable to those procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a), following a denial upon review. If the notification is made electronically, it must comply with applicable Department of Labor Regulations.
     Upon receipt of an adverse benefit determination, a Claimant may, within sixty (60) days after receiving notification of that determination, submit a written request asking the Company to review the Claimant’s claim. Each Claimant, when making his request for review of his adverse benefit determination, shall have the opportunity to submit written comments, documents, records, and any other information relating to the claim for benefits. Each Claimant shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such Claimant’s claim for benefits. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, regardless of whether the information was submitted or considered in the initial benefit determination. If a Claimant does not submit his request for review in writing within the sixty (60)-day period described above, his claim shall be deemed to have been conclusively determined for all purposes of the Plan and the adverse benefit determination will be deemed to be correct.
     If the Claimant submits in writing a request for review of the adverse benefit determination within the sixty (60)-day period described above, the Company (or its designee)

shall notify (in writing or electronically) him of its determination on review within a reasonable period of time but not later than sixty (60) days from the date of receipt of his request for review, unless the Company (or its designee) determines that special circumstances require an extension of time. If the Company (or its designee) determines that an extension of time for processing a Claimant’s request for review is required, the Company (or its designee) shall notify him in writing before the end of the initial sixty (60)-day period and inform him of the special circumstances requiring an extension of time and the date by which the Company (or its designee) expects to render its determination on review. The extension of time will not exceed sixty (60) days from the end of the initial sixty (60)-day period.
     If the Company (or its designee) confirms the adverse benefit determination upon review, the notification will describe the specific reason or reasons for the adverse determination, refer to the specific Plan provisions on which the benefit determination is based, include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim and include a statement describing the Claimant’s right to bring an action under ERISA Section 502(a), and any other required information under applicable Department of Labor Regulations. The claims procedure described above shall be administered in a manner not inconsistent with ERISA Section 503 and applicable Department of Labor Regulations.
     A Claimant’s compliance with the foregoing claims procedures shall be a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.
     (d) Genders and Numbers. Whenever permitted by the context each pronoun shall include other genders or numbers.
     (e) Captions. The captions at the beginnings of the several sections of the Post-2004 Part are not part of the context, but are merely labels to assist in locating those sections, and shall be ignored in construing the Post-2004 Part.